Exhibit 5.1

December 17, 2008

Stillwater Mining Company
1321 Discovery Drive
Billings, Montana 59102

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

At your request, we are rendering this opinion in connection with the proposed issuance of up to 1,000,000 shares of common stock ("Common Stock") of Stillwater Mining Company, a Delaware corporation (the "Company"), pursuant to the Company's 401(k) Plan and the Company's Bargaining Unit 401(k) Plan (the "Plans") and pursuant to a Registration Statement on Form S-8.

We have examined instruments, documents, and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the following: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; (c) the truth, accuracy, and completeness of the information, representations, and warranties contained in the records, documents, instruments and certificates we have reviewed; and (d) the due authorization, execution and delivery of all documents by parties other than the Company.

Based on such examination, we are of the opinion that the shares of Common Stock to be issued by the Company pursuant to the Plans are duly authorized, and when issued and sold as described in the Plans and Registration Statement, will be legally issued, fully paid, and nonassessable.

Our opinion is limited to the specific matters expressed above. The opinions contained in this letter are rendered as of the date of this letter, and we undertake no, and hereby disclaim any, obligation to advise you of any change in or new developments which may affect any matter or opinion set forth in this letter.

We hereby consent to the filing of this opinion as an exhibit to the above referenced Registration Statement on Form S-8 and to the use of our name wherever it appears in said Registration Statement. In giving such consent, we do not consider that we are "experts" within the meaning of such term as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission issued thereunder with respect to any part of the Registration Statement, including this opinion, as an exhibit or otherwise.

Very truly yours,

/s/ Holland & Hart LLP

Holland & Hart LLP

Holland & Hart LLP
Phone [801] 799-5800 Fax [801] 799-5700  www.hollandhart.com
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